UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012 (May 10, 2012)

CVR PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35120	56-2677689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 10, 2012, SungHwan Cho and Daniel A. Ninivaggi were appointed to the board of directors of CVR GP, LLC (“GP” and such board, the “GP Board”), the general partner of CVR Partners, LP (the “Partnership”). The appointments were made by CVR Energy, Inc. (“CVR Energy”), which owns GP and a majority of the common units of the Partnership. On May 7, 2012, Carl C. Icahn and certain of his affiliates (collectively, “Icahn”) acquired control of CVR Energy pursuant to a pending tender offer to purchase all of the issued and outstanding shares of CVR Energy’s common stock (the “Shares”). On May 7, 2012, Icahn acquired 48,112,317 Shares pursuant to the tender offer, resulting in aggregate ownership 60,696,544 Shares or approximately 69% of the Shares.

Each of SungHwan Cho and Daniel A. Ninivaggi is employed by Icahn and from time to time serve on the boards of directors of companies in which Icahn owns an interest. For more information concerning Messrs. Cho and Ninivaggi, please see their biographies set forth under Proposal 1 – Election of Directors in the preliminary proxy statement for CVR Energy filed by Icahn with the Securities and Exchange Commission on March 23, 2012, which is incorporated herein by reference.

Messrs. Cho and Ninivaggi are expected to be named to the Compensation Committee of the GP Board. Messrs. Cho and Ninivaggi are employed by Icahn and will not receive any compensation for serving on the GP Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2012

CVR PARTNERS, LP

By:	CVR GP, LLC, its general partner

By:	/s/ Edmund S. Gross
Edmund S. Gross,
Senior Vice President, General Counsel and Secretary